                                                                   EXHIBIT 23.4



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Stockholders
Davidson & Associates, Inc.


We consent to the incorporation by reference of our report dated February 21, 1996 in the registration statement on Form S-8 of Cendant Corporation, relating to the Cendant Corporation 1998 Employee Stock Purchase Plan, the 1998 Employee Stock Option Plan, the 1992 Employee Stock Option Plan and the Deferred Compensation Plan, with respect to the consolidated statements of earnings, shareholders' equity and cash flows of Davidson & Associates, Inc. for the year ended December 31, 1995, which report appears in the annual report on Form 10-K/A of Cendant Corporation for the year ended December 31, 1997.


Los Angeles, California
December 18, 1998